Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of enVVeno Medical Corporation on Amendment No. 1 to Form S-3 File No. 333-285474 of our report dated February 27, 2025 with respect to our audits of the consolidated financial statements of enVVeno Medical Corporation as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 appearing in the Annual Report on Form 10-K of enVVeno Medical Corporation for the year ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 11, 2025